Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan and Jabil Circuit, Inc. 2011 Employee Stock Purchase Plan of our reports dated October 19, 2017, with respect to the consolidated financial statements and schedule of Jabil Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Jabil Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended August 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Tampa, Florida

October 19, 2017